SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  -------------
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 24, 2003

                               BIOPURE CORPORATION
               (Exact Name of Registrant as Specified in Charter)

        Delaware                    011-15167                  04-2836871
        --------                    ---------                  ----------
(State of Incorporation)        (Commission File            (I.R.S. Employer
                                     Number)             Identification Number)

                11 Hurley Street, Cambridge, Massachusetts 02141
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code: 617-234-6500

Except for strictly historical information contained herein, matters discussed in this report constitute forward-looking statements. When used herein, the words "expects," "estimates," "intends," "plans," "projects," "should," "anticipates" and similar expressions are intended to identify such forward-looking statements. There can be no assurance that Biopure will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will attain market acceptance and be manufactured and sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment. These risks include, without limitation, the possible non-availability of sufficient financing to support operations, the Company's stage of product development, history of operating losses, accumulating deficits, and uncertainties and possible delays related to clinical trials and regulatory approvals, possible healthcare reform, manufacturing capacity, market acceptance and competition. The Company undertakes no obligation to release publicly the results of revisions to these forward-looking statements to reflect events or circumstances after the date hereof. Reference is made in particular to the risk factors set forth in Exhibit
99.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002.

ITEM 5. OTHER EVENTS AND REQUIRED REGULATION FD DISCLOSURE

FDA Inspections; Product Shipment

Biopure reopened its manufacturing facilities in Massachusetts and Pennsylvania in May 2002, following the expansion of those facilities, and the Company finished validating the facilities during the summer. Obtaining FDA approval of these manufacturing changes is a separate process for Oxyglobin(R), Biopure's approved veterinary product, and Hemopure(R), the Company's investigational product for human use. In late July 2002, Biopure submitted validation data for the production of Hemopure to the U.S. Food and Drug Administration's (FDA) Center for Biologics Evaluation and Research (CBER) as part of its biologic license application (BLA) to market the product in the United States. In August, the Company submitted validation data for the production of Oxyglobin to the FDA's Center for Veterinary Medicine (CVM).

Due to the duration of the plant expansion and FDA review, backorders of Oxyglobin now exceed $1.3 million. During November, the expanded manufacturing facilities underwent and passed FDA inspections for the production of Oxyglobin, and the FDA subsequently notified Biopure that approval to resume Oxyglobin shipments would be forthcoming. However, Biopure has voluntarily placed a hold on the shipment of existing Oxyglobin and Hemopure inventory due to incomplete manufacturing documentation. This recently discovered issue does not affect product quality - i.e., the affected inventory meets all product specifications. Biopure has informed the CVM that it will provide additional validation documentation for the affected Oxyglobin lots and is in discussion with the CVM about this material.

As part of the BLA review process for Hemopure, Biopure is preparing for FDA plant inspections that are scheduled to occur during February and March 2003. The agency has notified the Company that it is expediting these plant inspections. The Company has informed CBER of the incomplete manufacturing documentation as it relates to Hemopure and, based on those conversations, expects the issue to be resolved during the upcoming plant inspections.

Biopure believes the Hemopure and Oxyglobin inventory affected by this circumstance will be saleable and will not be rejected or written off in its financial statements. However, the shipment of existing inventory will be delayed pending completion of additional validation studies and, in the United States, FDA review of the validation data. To address the backlog of Oxyglobin orders as quickly as possible, the Company is manufacturing new lots of Oxyglobin expected to be available for sale during the second fiscal quarter of 2003, assuming agreement by the CVM. Sales of Hemopure in South Africa will be impacted by short inventories until the additional validation is completed.

Financial Statements

Biopure Corporation has increased its inventory reserves as of October 31, 2002, the end of its fiscal year, by approximately $1.2 million. The resulting net losses, as compared with the results announced on December 12, 2002, are as follows: The net loss is $10.8 million for the fourth fiscal quarter and $45.8 million for the year, versus the previously reported net loss of $9.6 million for the quarter and $44.6 million for the year. The net loss per common share was $0.36 for the quarter and $1.66 for the year, versus the previously reported net loss per common share of $0.32 for the quarter and $1.62 for the year. (See the unaudited Condensed Consolidated Statements of Operations attached below.)

Although the addition to the reserves is more than Biopure expected during start-up of the expanded facilities, lost batches and additional testing requirements are consistent with production during "shakedown runs" after new construction. The additional reserve covers:

     o production lots that are not rejected but are undergoing additional review;

     o product in inventory at October 31, 2002 that was subsequently rejected per the Company's pre-release quality control procedures; and

     o the possibility that delays in shipping could affect the saleability of product in inventory.

These additions to the inventory reserve are unrelated to the circumstances described above under "FDA Inspections; Product Shipment."

The Company's funds on hand and forecast sales are not sufficient to fund its plan into fiscal 2004. The Company is currently raising additional funds. Nevertheless, based on funds on hand, the report of Ernst & Young LLP, the Company's independent auditor, on the 2002 financial statements to be issued by January 29, 2003, will include a "going concern" modification.

                               BIOPURE CORPORATION
                           **Modified Jan. 24, 2002**


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
                                                     Three Months Ended                         Twelve Months Ended
                                                         October 31,                                October 31,
                                            1.                  2.                    3.                 4.

                                                   2002               2001                  2002                 2001

Total revenues                                  $        73         $       970           $     1,989        $     3,489
Cost of revenues                                      3,096               1,078                 7,401              3,665
                                                -----------         -----------           -----------        -----------
Gross profit (loss)                                  (3,023)               (108)               (5,412)              (176)
Operating expenses:
     Research and development                         3,794               7,123                25,982             34,609
     Sales and marketing                              1,075                 737                 3,028              2,807
     General and administrative                       2,932               2,001                12,235             15,365
                                                -----------         -----------           -----------        -----------
Total operating expenses                              7,801               9,861                41,245             52,781
                                                -----------         -----------           -----------        -----------
Loss from operations                                (10,824)             (9,969)              (46,657)           (52,957)
Other income, net                                        53                 578                   874              3,538
                                                -----------         -----------           -----------        -----------
Net loss                                        $   (10,771)        $    (9,391)          $   (45,783)       $   (49,419)
                                                ============        ============          ============       ============
Basic and diluted net loss per
    common share                                $    (0.36)         $    (0.37)           $    (1.66)        $    (1.97)
                                                ===========         ===========           ===========        ===========
Weighted-average common shares
    outstanding                                      29,742              25,208                27,582             25,066
                                                ===========         ===========           ===========        ===========

Actual common shares outstanding at October 31, 2002 were 30,353

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                                                               October 31, 2002            October 31, 2001
                                                                               ----------------            ----------------
Assets
    Total current assets(1)                                                      $    28,536                  $    42,249
    Net property and equipment(2)                                                     38,769                       30,162
    Other assets                                                                      10,972                       11,776
                                                                                 -----------                  -----------
  Total assets                                                                   $    78,277                  $    84,187
                                                                                 ===========                  ===========

Liabilities and stockholders' equity
    Total current liabilities                                                    $     6,189                  $     6,297
    Long term debt(2)                                                                  9,847                        5,205
    Deferred compensation                                                                184                        1,792
                                                                                 -----------                  -----------
  Total liabilities                                                                   16,220                       13,294

Total stockholders' equity                                                            62,057                       70,893
                                                                                 -----------                  -----------
Total liabilities and stockholders' equity                                       $    78,277                  $    84,187
                                                                                 ===========                  ===========

(1) Includes cash and cash equivalents totaling $19.7 million and $36.1 million at October 31, 2002 and October 31, 2001, respectively.

(2) At October 31, 2002, $12.8 million has been included in property, plant and equipment and $9.8 million in long-term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure's $12.8 million contribution to the project.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          BIOPURE CORPORATION





Date:  January 24, 2003                   By:  /s/ Francis H. Murphy
                                             -----------------------------------
                                               Francis H. Murphy
                                               Chief Financial Officer